UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2020

Constellation Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38584	26-1741721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 200 Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 714-0555

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CNST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2020, Adrian Senderowicz, M.D., notified Constellation Pharmaceuticals, Inc. (the “Company”) of his decision to resign as Chief Medical Officer of the Company, effective as of June 22, 2020. Dr. Senderowicz will continue to advise the Company as a senior advisor under a consulting agreement, to be effective on June 22, 2020.

On June 8, 2020, the Company announced that Jeffrey S. Humphrey, M.D., had been appointed as Chief Medical Officer of the Company, effective as of June 22, 2020. On May 29, 2020, the Board of Directors of the Company elected Dr. Humphrey as Chief Medical Officer, effective as of the date of commencement of his employment with the Company.

Dr. Humphrey, age 59, served in various positions at affiliates of Kyowa Kirin Co. Ltd., or Kyowa Kirin, a pharmaceutical company, from April 2012 to June 2020. At Kyowa Kirin, he served as chief development officer from August 2019 to June 2020, as president and chief medical officer of Kyowa Kirin Pharmaceutical Development, Inc. from April 2013 to August 2019, and as senior vice president, drug development of Kyowa Hakko Kirin Pharma, Inc. from April 2012 to March 2013. He previously served in senior management positions for early and late drug development and medical affairs at Pfizer, Bayer, and Bristol Myers Squibb. Dr. Humphrey holds a A.B. from Harvard University and an M.D. from Case Western Reserve University School of Medicine.

Employment Agreement with Dr. Humphrey

Dr. Humphrey has entered into an employment offer letter with the Company (the “Offer Letter”). The Offer Letter provides for Dr. Humphrey’s at-will employment for an indefinite term as Chief Medical Officer, reporting to the Company’s Chief Executive Officer.

Under the Offer Letter, Dr. Humphrey will be paid an annual base salary of $450,000, and his annual target bonus will be 40% of his annual base salary. Dr. Humphrey will receive a one-time signing bonus of $25,000. Pursuant to the Offer Letter, the Company has agreed to grant Dr. Humphrey options to purchase 133,000 shares of common stock of the Company under the Company’s 2018 Stock Incentive Plan within 60 days of June 22, 2020. The options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of the grant. The options will vest as to 25% of the shares underlying the option on the first anniversary of the vesting commencement date and as to an additional 6.25% of the underlying shares quarterly thereafter until the fourth anniversary of such date.

The Offer Letter provides that Dr. Humphrey will be eligible to participate in the Company’s Amended and Restated Change in Control Severance Plan (the “Severance Plan”). In addition, in the event Dr. Humphrey’s employment is terminated by him for good reason or by the Company without cause (each as defined in the Offer Letter), Dr. Humphrey will be eligible to receive severance of (i) 12 months of his annual base salary then in effect and (ii) payment for the cost of up to twelve months of COBRA premiums for continued health benefit coverage.

Also in connection with Dr. Humphrey’s appointment, the Company and Dr. Humphrey will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-225822) filed with the Securities and Exchange Commission on June 22, 2018. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Humphrey for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as the Company’s Chief Medical Officer.

Consulting Agreement with Dr. Senderowicz

In connection with his resignation on June 4, 2020, Dr. Senderowicz entered into a consulting agreement with the Company (the “Consulting Agreement”) to be effective on June 22, 2020 with a term of one year. Dr. Senderowicz has agreed to provide at least one hundred sixty (160) hours of consulting services per month through August 31, 2020, and approximately eighty (80) hours of consulting services per month thereafter during the term of the Consulting Agreement. The Company will pay Dr. Senderowicz at a rate of $35,531 per month through August 31, 2020. Thereafter, the Company will pay Dr. Senderowicz at a rate of $17,765 per month, so long as he is providing at least 80 hours per month of consulting services.

The Consulting Agreement provides that, so long as Dr. Senderowicz continues to provide services to the Company, any unvested stock options previously granted to him shall continue to vest in accordance with the terms of any applicable agreement or plan, as amended from time to time. In addition, in the event that a Change of Control occurs, as defined in the Severance Plan, while Dr. Senderowicz is providing services under the Consulting Agreement, any unvested stock options previously granted shall become vested consistent with, and subject to, the terms and provisions of the Plan to the same extent as if Dr. Senderowicz were a participant under the Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION PHARMACEUTICALS, INC.

Date: June 8, 2020	By:	/s/ Emma Reeve
Name: Emma Reeve
Title: Chief Financial Officer